As filed with the Securities and Exchange Commission on November 4, 2011
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
──────────────────────
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
──────────────────────
NATHAN’S FAMOUS, INC.

Delaware (State or other jurisdiction of incorporation or organization)	11-3166443 (I.R.S. Employer Identification No.)

One Jericho Plaza Jericho, New York (Address of principal executive offices)	11753 (Zip Code)

2010 Stock Incentive Plan
(Full title of the plan)

Eric Gatoff
Chief Executive Officer
Nathan’s Famous, Inc.
One Jericho Plaza
Jericho, New York 11753
(Name and address of agent for service)

516-338-8500
(Telephone number, including area code, of agent for service)

With a copy to:
Steven Wolosky, Esq.
Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 E. 55th Street
New York, New York 10022
(212) 451-2300

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)(4)	Proposed Maximum offering price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee
Common Stock, par value $.01 per share: shares reserved for future issuance under the 2010 Stock Incentive Plan	143,500	$19.17 (2)	$2,750,895	$315.25
Common Stock, par value $.01 per share: shares subject to outstanding options under the 2010 Stock Incentive Plan	6,500	$17.75 (3)	$115,375	$13.22
TOTAL	150,000		$2,866,270	$328.47

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.  There are also registered hereby such indeterminate number of shares of Common Stock, $.01 par value (the “Common Stock”) as may become issuable by reason of the operation of the anti-dilution provisions of the Nathan’s Famous, Inc. (the “Company”) 2010 Stock Incentive Plan (the “2010 Plan”).

(2)
With respect to the shares available for issuance under the 2010 Plan, pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), the offering price per share, solely for the purpose of determining the registration fee, is equal to the average trading price of the Company’s Common Stock as reported on the Nasdaq Global Market on November 1, 2011 of $19.17 per share.

(3)	Constitutes the average exercise price per share of the options granted pursuant to the 2010 Plan.

(4)
Of the 421,000 shares potentially available for issuance under the 2010 Plan, 271,000 of such shares were previously registered (of which options to purchase 171,000 shares have been granted).  Accordingly this registration statement relates to 150,000 shares.

(ii)

EXPLANATORY NOTE

The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act, to register 150,000 shares of Common Stock, $.01 par value per share, of the Company issuable or issued pursuant to the 2010 Plan.  The Company previously registered shares under its 2001 Stock Option Plan (the “2001 Plan”) (Registration Nos. 333-82760 and 333-155171) and under the Company’s 2002 Stock Option Plan (the “2002 Plan”) (Registration No. 333-101355).  With respect to 271,000 of the 421,000 shares available for issuance under the 2010 Plan, such shares were previously registered under the registration statements referred to in the preceding sentence and hence no additional filing fee will be paid for the shares.  Pursuant to General Instruction E to Form S-8, the contents of the prior registration statements relating to the 2001 Plan and the 2002 Plan, and all periodic reports that the Company filed after such Registration Statements to maintain current information about the Company are hereby incorporated by reference.

This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act.  The Reoffer Prospectus may be utilized for reofferings and resales of shares of Common Stock acquired pursuant to the (i) 2001 Plan, (ii) the 2002 Plan and (iii) the 2010 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information

The documents containing the information concerning the Plans required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) will be available without charge to participants in the Plans upon written or oral request by contacting:

Nathan’s Famous, Inc.
One Jericho Plaza
Jericho, New York 11753
Attention:  Chief Financial Officer
(516) 338-8500

(iii)

PROSPECTUS

577,500 SHARES
NATHAN’S FAMOUS, INC.
Common Stock ($.01 par value)

This prospectus relates to the reoffer and resale by certain selling stockholders of shares of Nathan’s Famous, Inc. (“Nathan’s”, the “Company”, “we”, “our” or “us”) that may be issued by us to the selling stockholders upon the exercise of stock options granted under our 2001 Stock Option Plan, our 2002 Stock Incentive Plan and our 2010 Stock Incentive Plan.  We previously registered the offer and sale of the shares to the selling stockholders.  This Prospectus also relates to certain underlying options and shares of restricted stock that have not as of this date been granted.  If and when such options or shares of restricted stock are granted to persons required to use the prospectus to reoffer and resell the shares underlying such options or the shares of restricted stock, we will distribute a prospectus supplement.  The shares are being reoffered and resold for the account of the selling stockholders and we will not receive any of the proceeds from the resale of the shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the Nasdaq Global Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See “Plan of Distribution.”  We will bear all expenses in connection with the preparation of this prospectus.  We will, however, receive the exercise price of any options, exercisable into shares that will be reoffered and resold, at the time of their exercise.

Our Common Stock is listed on the Nasdaq Global Market. On November 3, 2011, the closing price for the Common Stock, as reported by the Nasdaq Global Market, was $19.15.

This investment involves risk. See “Risk Factors” beginning at page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  THEY HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 4, 2011.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-8 with the SEC for our common stock offered in this offering.  This prospectus does not contain all the information set forth in the Registration Statement.  You should refer to the Registration Statement and its exhibits for additional information.  Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement for copies of the actual contracts, agreements or other documents.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http://www.sec.gov.  You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Reports, proxy statements and other information concerning us can also be inspected at the Nasdaq Global Market Operations, 1735 K Street, N.W., Washington, D.C. 20006.  You may also find recent documents we filed on our website at www.nathansfamous.com.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering.  The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K for the year ended March 27, 2011;

(2)	Our Proxy Statement on Schedule 14a for the 2011 Annual Meeting of Stockholders;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 26, 2011;

(4)	Our Current Report on Form 8-K, filed September 15, 2011;

(5)	Our Quarterly Report on Form 10-Q for the quarter ended September 25, 2011; and

(6)
The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0-3189), including any amendments or reports filed for the purpose of updating that description.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the following address:

Nathan’s Famous, Inc.
One Jericho Plaza
Jericho, New York  11753
Attention:  Vice President Finance and Chief Financial Officer
(516) 338-8500

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement.  We have not authorized anyone else to provide you with different information.  The Selling Stockholders will not make an offer of these shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any other date than the date on the front of those documents.

RISK FACTORS

Our business is subject to various risks. Certain risks are specific to each way we do business, such as through Company-owned restaurants, franchised restaurants, Branded Products and retail, while other risks, such as health-related or economic risks, may affect all of the ways that we do business.

Investors should carefully consider all of the information set forth in this Prospectus, including the following risk factors, before deciding to invest in any of the Company’s securities. The following risk factors are not exhaustive. Additional risks and uncertainties not presently known to the Company may also adversely impact its business. The Company’s business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks.  In that case, the trading price of the Company’s common stock could decline.

The quick-service restaurant segment is highly competitive, and that competition could lower revenues, margins and market share.

The quick-service restaurant segment of the foodservice industry is intensely competitive regarding price, service, location, personnel and type and quality of food. Nathan’s and its franchisees compete with international, national, regional and local retailers primarily through the quality, variety and value perception of food products offered. Other key competitive factors include the number and location of restaurants, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development. Nathan’s anticipates competition will continue to focus on pricing. Many of Nathan’s competitors have substantially larger marketing budgets, which may provide them with a competitive advantage. Changes in pricing or other marketing strategies by these competitors can have an adverse impact on our sales, earnings and growth. For example, many of those competitors have adopted “value pricing” strategies intended to lure customers away from other companies, including Nathan’s. Consequently, these strategies could have the effect of drawing customers away from companies which do not engage in discount pricing and could also negatively impact the operating margins of competitors which attempt to match their competitors’ price reductions.  Extensive price discounting in the fast food industry could have an adverse effect on our financial results.

In addition, Nathans’ system competes within the foodservice market and the quick-service restaurant segment not only for customers but also for management and hourly employees and qualified franchisees. If Nathan’s is unable to maintain its competitive position, it could experience downward pressure on prices, lower demand for products, reduced margins, the inability to take advantage of new business opportunities and the loss of market share.

Changes in economic, market and other conditions could adversely affect Nathan’s and its franchisees, and thereby Nathan’s operating results.

The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, higher costs for each of food, labor, benefits and utilities, the availability and cost of suitable sites, fluctuating insurance rates, state and local regulations and licensing requirements, legal claims, and the availability of an adequate number of qualified management and hourly employees also affect restaurant operations and administrative expenses. The ability of Nathan’s and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to, franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Current restaurant locations may become unattractive, and attractive new locations may not be available for a reasonable price, if at all, which may reduce Nathan’s revenue.

The success of any restaurant depends in substantial part on its location. There can be no assurance that current locations will continue to be attractive as demographic patterns change. Neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations. If Nathan’s and its franchisees cannot obtain desirable additional and alternative locations at reasonable prices, Nathan’s results of operations would be adversely affected.

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•	food spoilage or food contamination;
•	consumer product liability claims;
•	product tampering; and
•	the potential cost and disruption of a product recall.

Our products are susceptible to contamination by disease-producing organisms, or pathogens, such as listeria monocytogenes, salmonella, campylobacter, hepatitis A, trichinosis and generic E. coli. Because these pathogens are generally found in the environment, there is a risk that these pathogens could be introduced to our products as a result of improper handling at the manufacturing, processing, foodservice or consumer level. Our suppliers’ manufacturing facilities and products, as well as our franchisee and Company-operated restaurant operations, are subject to extensive laws and regulations relating to health, food preparation, sanitation and safety standards. Difficulties or failures by these companies in obtaining any required licenses or approvals or otherwise complying with such laws and regulations could adversely affect our revenue that is generated from these companies. Furthermore, we cannot assure you that compliance with governmental regulations by our suppliers or in connection with restaurant operations will eliminate the risks related to food safety. In addition, our beef products are also subject to the risk of contamination from bovine spongiform encephalopathy.

Events reported in the media, such as incidents involving food-borne illnesses or food tampering, whether or not accurate, can cause damage to each of Nathan’s brand’s reputation and affect sales and profitability.  Reports, whether true or not, of food-borne illnesses (such as e-coli, avian flu, bovine spongiform encephalopathy, hepatitis A, trichinosis or salmonella) and injuries caused by food tampering have in the past severely injured the reputations of participants in the quick-service restaurant segment and could in the future affect Nathan’s as well. Each of Nathan’s brand’s reputation is an important asset to the business; as a result, anything that damages a brand’s reputation could immediately and severely hurt systemwide sales and, accordingly, revenue and profits. If customers become ill from food-borne illnesses, Nathan’s could also be forced to temporarily close some restaurants. In addition, instances of food-borne illnesses or food tampering, even those occurring solely at the restaurants of competitors, could, by resulting in negative publicity about the restaurant industry, adversely affect system sales on a local, regional or systemwide basis. A decrease in customer traffic as a result of these health concerns or negative publicity, or as a result of a temporary closure of any of Nathan’s restaurants, could materially harm Nathan’s business, results of operations and financial condition.

Additionally, the Company may be subject to liability if the consumption of any of its products causes injury, illness, or death. A significant product liability judgment or a widespread product recall may negatively impact the Company's sales and profitability for a period of time depending on product availability, competitive reaction, and consumer attitudes. Even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that Company products caused illness or injury could adversely affect the Company's reputation with existing and potential customers and its corporate and brand image. Injury to Nathans’ or a brand’s reputation would likely reduce revenue and profits.

Changing health or dietary preferences may cause consumers to avoid products offered by Nathan’s in favor of alternative foods.

The foodservice industry is affected by consumer preferences and perceptions. If prevailing health or dietary preferences and perceptions cause consumers to avoid the products offered by Nathan’s restaurants in favor of alternative or healthier foods, demand for Nathan’s products may be reduced and its business could be harmed.

Nathan’s is subject to health, employment, environmental and other government regulations, and failure to comply with existing or future government regulations could expose Nathan’s to litigation, damage Nathan’s or its brands' reputation and lower profits.

Nathan’s and its franchisees are subject to various federal, state and local laws, rules or regulations affecting their businesses. To the extent that the standards imposed by local, state and federal authorities are inconsistent, they can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings. We may be unable to manage effectively the impact of new, potential or changing regulations that affect or restrict elements of our business.  The successful development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use (including the placement of drive-thru windows), environmental (including litter), traffic and other regulations. There can be no assurance that we and our franchisees will not experience material difficulties or failures in obtaining the necessary licenses or approvals for new restaurants which could delay the opening of such restaurants in the future. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, food preparation, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions and legal residency/citizenship requirements), federal and state laws prohibiting discrimination and other laws regulating the design and operation of facilities, such as the Federal Americans with Disabilities Act of 1990. If Nathan’s fails to comply with any of these laws, it may be subject to governmental action or litigation, and accordingly its reputation could be harmed.

Injury to Nathan’s or a brand’s reputation would, in turn, likely reduce revenue and profits. In addition, difficulties or failures in obtaining any required licenses or approvals could delay or prevent the development or opening of a new restaurant or renovations to existing restaurants, which would adversely affect our revenue.

In recent years, there has been an increased legislative, regulatory and consumer focus on nutrition and advertising practices in the food industry, particularly among quick-service restaurants. As a result, Nathan’s may become subject to regulatory initiatives in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of its food products, which could increase expenses. The operation of Nathan’s franchise system is also subject to franchise laws and regulations enacted by a number of states and rules promulgated by the U.S. Federal Trade Commission. Any future legislation regulating franchise relationships may negatively affect Nathans’ operations, particularly its relationship with its franchisees. Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales. Changes in applicable accounting rules imposed by governmental regulators or private governing bodies could also affect Nathans’ reported results of operations, which could cause its stock price to fluctuate or decline.

Nathan’s may not be able to adequately protect its intellectual property, which could decrease the value of Nathan’s or its brands and products.

The success of Nathans’ business depends on the continued ability to use existing trademarks, service marks and other components of each of Nathan’s brands in order to increase brand awareness and further develop branded products. Nathan’s may not be able to adequately protect its trademarks, and the use of these trademarks may result in liability for trademark infringement, trademark dilution or unfair competition. All of the steps Nathan’s has taken to protect its intellectual property may not be adequate.

Nathan’s earnings and business growth strategy depends in large part on the success of its restaurant franchisees and on new restaurant openings. Nathan’s or its brand’s reputation may be harmed by actions taken by restaurant franchisees that are otherwise outside of Nathans’ control.

A significant portion of Nathans’ earnings comes from royalties, fees and other amounts paid by Nathan’s restaurant franchisees. Nathan’s franchisees are independent contractors, and their employees are not employees of Nathan’s. Nathan’s provides training and support to, and monitors the operations of, its franchisees, but the quality of their restaurant operations may be diminished by any number of factors beyond Nathans’ control. Consequently, the franchisees may not successfully operate their restaurants in a manner consistent with Nathans’ high standards and requirements, and franchisees may not hire and train qualified managers and other restaurant personnel. Any operational shortcoming of a franchised restaurant is likely to be attributed by consumers to an entire brand or Nathan’s system, thus damaging Nathan’s or a brand’s reputation, potentially adversely affecting Nathans’ business, results of operations and financial condition.

Growth in our restaurant revenue and earnings is significantly dependent on new restaurant openings.  Numerous factors beyond our control may affect restaurant openings.  These factors include but are not limited to:

•	our ability to attract new franchisees;
•	the availability of site locations for new restaurants;
•	the ability of potential restaurant owners to obtain financing, which has become more difficult due to current market conditions and operating results;
•	the ability of restaurant owners to hire, train and retain qualified operating personnel;
•	construction and development costs of new restaurants, particularly in highly-competitive markets;
•	the ability of restaurant owners to secure required governmental approvals and permits in a timely manner, or at all; and
•	adverse weather conditions.

Nathan’s earnings and business growth strategy depends in large part on the success of its product licensees, and product manufacturers. Nathan’s or its brand’s reputation may be harmed by actions taken by its product  licensees or product manufacturers that are otherwise outside of Nathans’ control.

A significant portion of Nathans’ earnings comes from royalties paid by Nathan’s product licensees such as SMG, Inc., John Morrell and Company and ConAgra Foods Lamb Weston, Inc. Although our agreements with these licensees contain numerous controls and safeguards, and Nathan’s monitors the operations of its product licensees, Nathan’s licensees are independent contractors, and their employees are not employees of Nathan’s. Accordingly, Nathan’s cannot necessarily control the performance of its licensees under their license agreements, including without limitation, the licensee’s continued best efforts to manufacture Nathan’s products for retail distribution and our foodservice businesses, timely deliver the licensed products, market the licensed products and assure the quality of the licensed products produced and/or sold by a product licensee. Any shortcoming in the licensee’s performance of its obligations, including in the quality, quantity and/or timely delivery of a licensed product is likely to be attributed by consumers to an entire brand’s reputation, potentially adversely affecting Nathans’ business, results of operations and financial condition. In addition, a licensee’s failure to effectively market the licensed products may result in decreased sales, which would adversely affect Nathan’s business, results of operations and financial condition.

Leasing of real estate exposes Nathan’s to possible liabilities and losses.

Nathan’s leases land and/or buildings for certain restaurants, which can include the sub-letting of leased land and or buildings to franchisees or companies other than Nathan’s franchisees.  Accordingly, Nathan’s is subject to all of the risks associated with owning, leasing and sub-leasing real estate. Nathan’s generally cannot cancel these leases. If an existing or future store is not profitable, and Nathan’s decides to close it, Nathan’s may nonetheless be committed to perform its obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of the leases expires, Nathan’s may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause Nathan’s to close stores in desirable locations.

Nathan’s may evaluate acquisitions, joint ventures and other strategic initiatives, any of which could distract management or otherwise have a negative effect on revenue, costs and stock price.

Nathan’s future success may depend on opportunities to buy or obtain rights to other businesses that could complement, enhance or expand its current business or products or that might otherwise offer growth opportunities. In particular, Nathan’s may evaluate potential mergers, acquisitions, joint venture investments, strategic initiatives, alliances, vertical integration opportunities and divestitures. Any attempt by Nathan’s to engage in these transactions may expose it to various inherent risks, including:

•	not accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates;
•	the potential loss of key personnel of an acquired business;
•	the ability to achieve projected economic and operating synergies;
•	difficulties in successfully integrating, operating, maintaining and managing newly-acquired operations or employees;
•	difficulties maintaining uniform standards, controls, procedures and policies;
•	unanticipated changes in business and economic conditions affecting an acquired business;
•	the possibility of impairment charges if an acquired business performs below expectations; and
•	the diversion of management’s attention from the existing business to integrate the operations and personnel of the acquired or combined business or implement the strategic initiative.

Nathan’s annual and quarterly financial results may fluctuate depending on various factors, many of which are beyond its control, and, if Nathan’s fails to meet the expectations of  investors, Nathan’s share price may decline.

Nathan’s sales and operating results can vary from quarter to quarter and year to year depending on various factors, many of which are beyond its control. Certain events and factors may directly and immediately decrease demand for Nathan’s products. If customer demand decreases rapidly, Nathans’ results of operations would also decline. These events and factors include:

•	variations in the timing and volume of Nathans’ sales and franchisees’ sales;
•	sales promotions by Nathan’s and its competitors;
•	changes in average same-store sales and customer visits;

•	variations in the price, availability and shipping costs of supplies;
•	seasonal effects on demand for Nathan’s products;
•	unexpected slowdowns in new store development efforts;
•	changes in competitive and economic conditions generally;
•	changes in the cost or availability of ingredients or labor;
•	weather and acts of God; and
•	changes in the number of franchises sold and in franchise agreement renewals.

Nathans’ operations are influenced by adverse weather conditions.

Weather, which is unpredictable, can impact Nathans’ restaurant sales.  Harsh weather conditions that keep customers from dining out result in lost opportunities for our restaurants.  A heavy snowstorm in the Northeast can shut down an entire metropolitan area, resulting in a reduction in sales in that area at Company-owned and franchised restaurants.  Our fourth quarter includes winter months and historically has a lower level of sales at Company-owned and franchised restaurants.  Additionally, our Company-owned restaurants at Coney Island are heavily dependent on favorable weather conditions during the summer season. Rain during the weekends and unseasonably cold temperatures will negatively impact the number of patrons going to the Coney Island beach location.  Because a significant portion of our restaurant operating costs is fixed or semi-fixed in nature, the loss of sales during these periods hurts our operating margins, and can result in restaurant operating losses.  For these reasons, a quarter-to-quarter comparison may not be a good indication of Nathans’ performance or how it may perform in the future.

Due to the concentration of Nathan’s restaurants in particular geographic regions, our business results could be impacted by the adverse economic conditions prevailing in those regions regardless of the state of the national economy as a whole.

As of September 25, 2011, we and our franchisees (excluding units operated pursuant to our Branded Menu Program) operated Nathan’s restaurants in 27 states and six foreign countries.  As of September 25, 2011, the five leading states by number of operating units were:  New York, New Jersey, Georgia, Pennsylvania and Florida.  This geographic concentration in the Northeast and Southeast can cause economic conditions in particular areas of the country to have a disproportionate impact on our overall results of operations.  It is possible that adverse economic conditions in states or regions that contain a high concentration of Nathan’s restaurants could have a material adverse impact on our results of operations in the future.

We rely extensively on computer systems and information technology to manage our business.  Any disruption in our computer systems or information technology may adversely affect our ability to run our business.

We are significantly dependent upon our computer systems and information technology to properly conduct our business.  A failure or interruption of computer systems or information technology could result in the loss of data, business interruptions or delays in business operations.  Further, despite our considerable efforts and technological resources to secure our computer systems and information technology, security breaches, such as unauthorized access and computer viruses, may occur resulting in system disruptions, shutdowns or unauthorized disclosure of confidential information.  Any security breach of our computer systems or information technology may result in adverse publicity, loss of sales and profits, penalties or loss resulting from misappropriation of information.

We may be required to recognize additional asset impairment and other asset-related charges.

We have long-lived assets, goodwill and intangible assets and have incurred impairment charges in the past with respect to those assets.  In accordance with applicable accounting standards, we test for impairment annually, or more frequently, if there are indicators of impairment, such as:

•	significant adverse changes in the business climate;
•	current period operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with long-lived assets;
•
a current expectation that more-likely-than-not (e.g., a likelihood that is more than 50%) long-lived assets will be sold or otherwise disposed of significantly before the end of their previously estimated useful life; and

•	a significant drop in our stock price.

Based upon future economic and capital market conditions, future impairment charges could be incurred.

Catastrophic events may disrupt Nathans’ business.

Unforeseen events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues such as epidemics or pandemics, labor unrest and natural disasters such as earthquakes, hurricanes or other extreme adverse weather and climate conditions, whether occurring in the United States or abroad, could disrupt Nathans’ operations, disrupt the operations of franchisees, suppliers or customers, or result in political or economic instability. These events could negatively impact consumer spending, thereby reducing demand for Nathan’s products, or the ability to receive products from suppliers. Nathan’s does not have insurance policies that insure against certain of these risks.  To the extent that Nathan’s does maintain insurance with respect to some of these risks, its receipt of the proceeds of such policies may be delayed or the proceeds may be insufficient to offset its losses fully.

Nathans’ international operations are subject to various factors of uncertainty.

Nathans’ business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of appropriate franchisees.  In developing markets, we may face risks associated with new and untested laws and judicial systems. Although Nathan’s believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Increases in the cost of food and paper products could harm our profitability and operating results.

The cost of the food and paper products we use depends on a variety of factors, many of which are beyond our control.  Food and paper products typically represent approximately 25% to 30% of our cost of restaurant sales. We purchase large quantities of beef and our beef costs in the United States represent approximately 80% to 90% of our food costs. The market for beef is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, climate conditions, industry demand and other factors beyond our control. For example, in the past, reduced supply and increased demand in beef resulted in shortages, which required us to pay significantly higher prices for the beef we purchased. We were unable to pass all of the price increases to our customers.  As the price of beef or other food products that we use in our operations increases significantly, particularly in the Branded Product Program, and we choose not to pass, or cannot pass, these increases on to our customers, our operating margins will decrease.

Fluctuations in weather, supply and demand and economic conditions could adversely affect the cost, availability and quality of some of our critical products, including beef. Our inability to obtain requisite quantities of high-quality ingredients would adversely affect our ability to provide the menu items that are central to our business, and the highly competitive nature of our industry may limit our ability to pass through increased costs to our customers.  Continuing increases in the cost of fuel would increase the distribution costs of our prime products thereby increasing the food and paper cost to us and to our franchisees, thus negatively affecting profitability.

Recently, Nathan’s has sought to lock in the cost of a portion of its beef purchases by entering into various commitments to purchase hot dogs during certain periods in an effort to ensure supply of product at a fixed cost of product. However, Nathan’s may be unable to enter into similar purchase commitments in the future.  In addition, Nathan’s does not have the ability to effectively hedge all of its beef purchases using futures or forward contracts without incurring undue financial cost and risk.

Labor shortages or increases in labor costs could slow our growth or harm our business.

Our success depends in part upon our ability and the ability of our franchisees to continue to attract, motivate and retain regional operational and restaurant general managers with the qualifications to succeed in our industry and the motivation to apply our core service philosophy. If we or our franchisees are unable to continue to recruit and retain sufficiently qualified managers or to motivate our employees to achieve sustained high service levels, our business and our growth could be adversely affected. Competition for these employees could require the payment of  higher wages that could result in higher labor costs. In addition, increases in the minimum wage or labor regulation could increase labor costs. We may be unable to increase our prices in order to pass these increased labor costs on to our customers, in which case our margins and our franchisees’ margins would be negatively affected. In the event that franchisees’ margins are adversely affected, it may affect our ability to attract new franchisees which would adversely affect Nathan’s business, results of operations and financial condition.

We face risks of litigation and pressure tactics, such as strikes, boycotts and negative publicity from customers, franchisees, suppliers, employees and others, which could divert our financial and management resources and which may negatively impact our financial condition and results of operations.

Class action lawsuits have been filed, and may continue to be filed, against various quick-service restaurants alleging, among other things, that quick-service restaurants have failed to disclose the health risks associated with high-fat foods and that quick-service restaurant marketing practices have targeted children and encouraged obesity. In addition, we face the risk of lawsuits and negative publicity resulting from injuries, including injuries to infants and children, allegedly caused by our products, toys and other promotional items available in our restaurants or by our playground equipment.

In addition to decreasing our sales and profitability and diverting our management resources, adverse publicity or a substantial judgment against us could negatively impact our business, results of operations, financial condition and brand reputation, hindering our ability to attract and retain franchisees, expand our Branded Product Program and otherwise grow our business in the United States and internationally.

In addition, activist groups, including animal rights activists and groups acting on behalf of franchisees, the workers who work for suppliers and others, have in the past, and may in the future, use pressure tactics to generate adverse publicity by alleging, for example, inhumane treatment of animals by our suppliers, poor working conditions or unfair purchasing policies. These groups may be able to coordinate their actions with other groups, threaten strikes or boycotts or enlist the support of well-known persons or organizations in order to increase the pressure on us to achieve their stated aims. In the future, these actions or the threat of these actions may force us to change our business practices or pricing policies, which may have a material adverse effect on our business, results of operations and financial condition.

Further, we may be subject to employee, franchisee and other claims in the future based on, among other things, mismanagement of the system, unfair or unequal treatment, discrimination, harassment, wrongful termination and wage, rest break and meal break issues, including those relating to overtime compensation. We have been subject to these types of claims in the past, and if one or more of these claims were to be successful or if there is a significant increase in the number of these claims, our business, results of operations and financial condition could be harmed.

Although our primary supplier of hot dogs currently has two manufacturing facilities, a  long-term significant interruption of its main facility could potentially disrupt our operations.

Our primary hot dog supplier currently has two manufacturing facilities. During the fiscal quarter ending June 26, 2011, there was a fire in its main facility which resulted in a disruption in its supply of hot dogs to our Branded Product Program for a three-week period.  Although the supplier was able to provide some product from inventory and we were able to secure alternative sources of supply, some or all of certain shipments to customers were delayed.  A longer-term significant interruption in the primary supplier’s main facility, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis because the primary supplier’s secondary facility is not large enough to absorb the entire capacity of its main facility and we may not be able to secure sufficient alternative sources of supply on acceptable terms, if at all. In addition, a long-term disruption in supply to our customers could cause our customers to determine not to purchase some or all of their hot dogs from us in the future, which in turn would adversely affect Nathan’s business, results of operations and financial condition.  Furthermore, such a disruption in supply might affect Nathan’s in the eyes of consumers and the retail trade, which damage might negatively impact the Company’s overall business in general.

The loss of one or more of our key suppliers could lead to supply disruptions, increased costs and lower operating results.

The Company relies on one supplier for the majority of its hot dogs and another supplier for its supply of frozen French fries.  An interruption in the supply of product from either one of these suppliers without the Company obtaining an alternative source of supply on comparable terms could lead to supply disruptions, increased costs and lower operating results.

The Company is currently engaged in litigation with its primary supplier, SMG, of hot dogs for each of the Company’s major lines of business. The Company was seeking the right to terminate its license agreement with the supplier prior to the scheduled expiration date of the license agreement in February 2014. However, on October 13, 2010, the court presiding over that litigation granted the supplier’s motion for summary judgment with respect to the supplier’s claims relating to the sale to it of Nathan's proprietary seasonings and on December 17, 2010, the court determined that the Company was not entitled to terminate its license agreement with such supplier.  Subsequently, on January 19, 2011, the parties submitted an agreed-upon order which, among other things, assessed damages against Nathan's for the seasonings claims of approximately $4,910,000, inclusive of pre-judgment interest  (the “Judgment”), Nathan’s has determined to appeal the court’s finding with respect to SMG’s claims relating to the sale of Nathan’s proprietary seasonings to SMG, the amount of the Judgment, and its finding that the Company was not entitled to terminate the license agreement.

Although the Company expects that the hot dog supplier will continue to perform its obligation under the License Agreement until its scheduled expiration in 2014, there is no assurance that the supplier will do so.  In addition, in the event that the Company’s  appeal is successful, the Company would be entitled to terminate the License Agreement.  In anticipation of such termination, the Company has been seeking one or more alternative sources of supply to commence immediately following the termination of the License Agreement (or sooner if necessary); however, the termination of the License Agreement, which represents approximately 58% of our fiscal 2011 licensing revenue, presents a number of risks to the Company and its operations.

In the event that the hot dog supplier breaches its contractual obligations under the License Agreement by failing or refusing to manufacture and supply hot dogs for the Company’s restaurant and Branded Product Program operations or to manufacture, distribute, market and sell Nathan’s Famous hot dogs to the retail trade, if the Company is successful in its appeal of the court’s orders and terminates the License Agreement, or if the supplier is otherwise unable to manufacture and supply hot dogs to the Company, there is no assurance that the Company could secure an alternate source of supply in a timely manner or on terms as advantageous to the Company as those with the current supplier.

Additionally, all of the frozen crinkle-cut French fries sold through Nathan’s franchised restaurants are obtained from one supplier. In the event that the French fry supplier is unable to fulfill Nathan’s requirements for any reason, including due to a significant interruption in its manufacturing operations, whether as a result of a natural disaster or for other reasons, such interruption could significantly impair the Company’s ability to operate its business on a day-to-day basis.

In the event that the Company is unable to find one or more alternative suppliers of hot dogs or French fries on a timely basis, there could be a disruption in the supply of product to Company-owned restaurants, franchised restaurants and Branded Product accounts, which would damage the Company, its franchisees and Branded Product customers and, in turn, negatively impact the Company’s financial results.  In addition, any gap in supply to retail customers would result in lost royalty payments to the Company, which could have a significant adverse financial impact on the Company’s results from operations.  Furthermore, any gap in supply to retail customers may damage the Nathan’s Famous trademarks in the eyes of consumers and the retail trade, which damage might negatively impact the Company’s overall business in general and impair the Company’s ability to continue its retail licensing program.

Additionally, once secured, there is no assurance that any alternate sources of supply would be capable of meeting the Company’s specifications and quality standards on a timely and consistent basis or that the financial terms of such supply arrangement will be as favorable as the Company’s present terms with its hot dog or French fry supplier, as the case may be.

Any of the foregoing occurrences may cause disruptions in supply of the Company’s hot dog or French fry products, as the case may be, damage the Company’s franchisees and Branded Product customers, adversely impact the Company’s financial results and/or damage the Nathan’s Famous trademarks.

A significant amount of our licensing and Branded Product Program (“BPP”) revenue is from a small number of licensees and BPP accounts. The loss of any one or more of those licensees or BPP accounts could harm our profitability and operating results.

For the fiscal year ended March 27, 2011, one of our licensees accounted for approximately 22% of our licensing revenue; this licensee in turn sold our product primarily to one customer.  That licensee’s business is weighted towards one high volume user which is not sold pursuant to a formal agreement.  In the event that this licensee or any other significant licensee, or its customers, experience financial difficulties or is not willing to do business with us in the future on terms acceptable to management, there could be a material adverse effect on our business, results of operations or financial condition.

In addition, for the fiscal year ended March 27, 2011, approximately 58% of our Branded Product Program business was from four accounts with which we have relatively short-term contracts.  In the event that these BPP customers experience financial difficulties or, upon the expiration of their existing agreements are not willing to do business with us in the future on terms acceptable to management, there could be a material adverse effect on our business, results of operations or financial condition.

Our certificate of incorporation and by-laws and other corporate documents include anti-takeover provisions which may deter or prevent a takeover attempt.

Some provisions of our certificate of incorporation, by-laws, other corporate documents and provisions of Delaware law may discourage takeover attempts and hinder a merger, tender offer or proxy contest targeting us, including transactions in which stockholders might receive a premium for their shares.  This may limit the ability of stockholders to approve a transaction that they may think is in their best interest.  These provisions include:

•
Shareholder Rights Agreement.  We adopted a rights agreement which provided for a dividend distribution of one right for each share to holders of record of common stock on June 5, 2008.  The rights become exercisable in the event any person or group accumulates 15% or more of our common stock, or if any person or group announces an offer which would result in it owning 15% or more of our common stock and our management does not approve of the proposed ownership.

•
Employment Contracts.  The employment agreements between us and each of Wayne Norbitz, Donald L. Perlyn, Howard M. Lorber and Eric Gatoff provide that in the event there is a change in control of Nathan’s, the employee has the option, exercisable within six months for Mr. Norbitz, 30 days for Mr. Perlyn and one year for each of Messrs. Gatoff and Lorber, of his becoming aware of the change in control, to terminate his employment agreement.  Upon such termination, Messrs. Norbitz and Perlyn each have the right to receive a lump sum payment equal to three times his respective salary.  Mr. Gatoff has the right to receive a lump sum payment equal to his salary and annual bonus for a one-year period, and Mr. Lorber has the right to receive a lump sum payment equal to the greater of (i) his salary and annual bonuses for the remainder of the employment term or (ii) 2.99 times his salary and annual bonus plus the difference between the exercise price of any exercisable options having an exercise price of less than the then current market price of our common stock and such current market price.  Mr. Lorber will also receive a tax gross up payment to cover any excise tax.

The recent economic crisis and erosion of consumer confidence has negatively impacted the Company’s profitability and operating results and may continue to do so.

Recently, the United States economy has experienced a severe recession, resulting in rising unemployment, an upheaval in the credit markets and an erosion in consumer confidence. The Company believes these factors have resulted in reduced sales at certain Company-owned restaurants and franchised restaurants in selected venues. The Company further believes that continued lack of access to credit by current and prospective franchisees may curtail future restaurants openings. If the economy does not improve, the Company is concerned that such conditions may result in reduced sales at our Company-owned and franchised restaurants and adversely impact franchisees’ ability to finance purchases or restructurings of restaurant franchises, or if it begins to affect sales of licensed products for which we receive royalties, it will negatively impact the Company’s business and operating results.

Changes in the U.S. healthcare system could increase our cost of doing business.

In March 2010, the Federal government passed new legislation to reform the U.S. health care system.  As part of the plan, employers will be expected to provide their employees with minimum levels of healthcare coverage or incur certain financial penalties.  Nathan’s workforce includes numerous part-time workers, which may increase our health care costs.

THE COMPANY

We are engaged primarily in the marketing of the “Nathan’s Famous” brand and the sale of products bearing the “Nathan’s Famous” trademarks through several different channels of distribution.  The Company considers itself to be in the food service industry, and has pursued co-branding and co-hosting initiatives.

Our principal executive offices are located at One Jericho Plaza, Jericho, New York 11753.  Our telephone number is (516) 338-8500.

USE OF PROCEEDS

The shares of Common Stock offered hereby are being registered for the account of the selling stockholders identified in this prospectus.  See “Selling Stockholders.”  All net proceeds from the sale of the Common Stock will go to the stockholders who offer and sell their shares.  We will not receive any part of the proceeds from such sales of Common Stock.  We will, however, receive the exercise price of the options at the time of their exercise.  Such proceeds will be contributed to working capital and will be used for general corporate purposes.

SELLING STOCKHOLDERS

This Prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling stockholders under our 2001 Stock Option Plan, 2002 Stock Incentive Plan and 2010 Stock Incentive Plan.

The following table sets forth (i) the number of shares of Common Stock beneficially owned by each selling stockholder at October 26, 2011, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options and Restricted Stock awards held by each selling stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of October 26, 2011), and (iii) the number and percentage of shares of our Common Stock to be held by each selling stockholder after completion of the offering.

Name	Number of shares of Common Stock Beneficially Owned at October 26, 2011 (1)	Number of Shares to be Offered for Resale (2)	Number of shares of Common Stock After Completion of the Offering (3)	Percentage of Class to be Owned After Completion of the Offering
Robert J. Eide (4)	100,053	35,000	75,053	1.5%
Eric Gatoff (5)	100,000	150,000	-	*
Brian S. Genson (6)	49,500	55,000	4,500	*
Barry Leistner (7)	25,000	35,000	-	*
Howard M. Lorber (8)	981,600	50,000	956,600	19.3%
Wayne Norbitz (9)	114,476	70,000	59,476	1.2%
Donald L. Perlyn (10)	117,519	50,000	77,519	1.6%
A.F. Petrocelli (11)	146,000	55,000	101,000	2.0%
Charles Raich (12)	30,510	35,000	5,510	*
Ronald DeVos (13)	44,300	42,500	14,300	*
____________

*	Less than one percent

(1)
A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after October 26, 2011 upon the exercise of options, warrants or convertible securities.  Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from October 26, 2011) have been exercised.  Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Includes both vested and non-vested stock options and Restricted Stock awards.

(3)	Includes the aggregate ownership of the Company’s Common Stock assuming all of the shares of Common Stock offered for resale pursuant to their offering have been sold.

(4)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 25,000 shares and 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, for which Mr. Eide is trustee.  Includes 53 shares pledged as collateral to secure certain personal indebtedness including under a personal margin account.  Mr. Eide has been a Director of the Company for more than three (3) years.

(5)
Common Stock beneficially owned at October 26, 2011 consists of options exercisable within 60 days to purchase 100,000 shares.  Mr. Gatoff has been a Director of the Company and our Chief Executive Officer for more than three (3) years.

(6)	Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 45,000 shares. Mr. Genson has been a Director of the Company for more than three (3) years.

(7)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 25,000 shares.  Mr. Leistner has been a Director of the Company for more than three (3) years.

(8)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase an aggregate of 25,000 shares.  Also includes 75,000 shares owned by the Howard M. Lorber Irrevocable Trust, as to which Mr. Lorber disclaims beneficial ownership.  Includes 186,500 shares pledged as collateral to secure certain personal indebtedness including under a personal margin account.  Mr. Lorber has been a Director of the Company and our Executive Chairman of the Board for more than three (3) years.

(9)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 55,000 shares.  Includes 3,000 shares held in the estates of Mr. Norbitz’s parents, for which he serves as executor.  Mr. Norbitz has been a Director of the Company and our President for more than three (3) years.

(10)
Common Stock beneficially owned at October 26, 2011 consists of options exercisable within 60 days to purchase 40,000 shares.  Mr. Perlyn has been a Director of the Company and our Executive Vice President for more than three (3) years.

(11)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 45,000 shares.  Includes 48,500 shares owned by United Capital Corp., as to which Mr. Petrocelli disclaims beneficial ownership.  Mr. Petrocelli has been a Director of the Company for more than three (3) years.

(12)
Common Stock beneficially owned at October 26, 2011 includes 5,510 shares owned by Raich Ende Malter & Co., LLP, of which Mr. Raich is Co-Managing Partner; Mr. Raich shares voting and investment power over such shares.  Includes options exercisable within 60 days to purchase 25,000 shares.  Mr. Raich has been a Director of the Company for more than three (3) years.

(13)
Common Stock beneficially owned at October 26, 2011 includes options exercisable within 60 days to purchase 30,000 shares.  Mr. DeVos has been our Vice President – Finance and Chief Financial Officer for more than three (3) years.

PLAN OF DISTRIBUTION

This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of Common Stock by the selling stockholders.  We will bear all expenses in connection with the preparation of this Prospectus.  The selling stockholders will bear all expenses associated with the sale of the Common Stock.

The selling stockholders may offer their shares of Common Stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

•	On any stock exchange on which the shares of Common Stock may be listed at the time of sale
•	In negotiated transactions
•	In the over-the-counter market
•	In a combination of any of the above transactions

The selling stockholders may offer their shares of Common Stock at any of the following prices:

•	Fixed prices which may be changed
•	Market prices prevailing at the time of sale
•	Prices related to such prevailing market prices
•	At negotiated prices

The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Any broker-dealer acquiring Common Stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers.  Any such sales may be at prices then prevailing on the Nasdaq Global Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods.  The selling stockholders and any broker-dealers that act in connection with the sale of the Common Stock hereunder might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.  Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

The selling stockholders reserve the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of Common Stock.  The selling stockholders will pay any sales commissions or other seller’s compensation applicable to such transactions.

We have not registered or qualified offers and sales of shares of the Common Stock under the laws of any country, other than the United States.  To comply with certain states’ securities laws, if applicable, the selling stockholders will offer and sell their shares of Common Stock in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the selling stockholders may not offer or sell shares of Common Stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

The selling shareholders have represented to us that any purchase or sale of shares of Common Stock by them will comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our Common Stock (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our Common Stock or any right to purchase our Common Stock, for a period of one business day before and after completion of his or her participation in the distribution (we refer to that time period as the “Distribution Period”).

During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the Distribution from engaging in any stabilizing bid or purchasing our Common Stock except for the purpose of preventing or retarding a decline in the open market price of our Common Stock.  No such person may effect any stabilizing transaction to facilitate any offering at the market.  Inasmuch as the selling shareholders will be reoffering and reselling our Common Stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our Common Stock.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder or otherwise.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of Common Stock offered hereby have been passed upon for the Company by Olshan Grundman Frome Rosenzweig & Wolosky LLP, 65 E. 55th Street, New York, New York 10022.

EXPERTS

The audited consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended March 27, 2011, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

ADDITIONAL INFORMATION

We have filed with the SEC four Registration Statements on Form S-8 under the Securities Act with respect to the Shares offered hereby.  For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statements.  Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the sale of all the shares of Common Stock that are part of this offering.  The documents we are incorporating by reference are as follows:

(1)	Our Annual Report on Form 10-K for the year ended March 27, 2011;

(2)	Our Proxy Statement on Schedule 14a for the 2011 Annual Meeting of Stockholders;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 26, 2011;

(4)	Our Current Report on Form 8-K, filed September 15, 2011;

(5)	Our Quarterly Report on Form 10-Q for the quarter ended September 25, 2011; and

(6)
The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0-3189), including any amendments or reports filed for the purpose of updating that description.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel

None.

Item 6.	Indemnification of Officers and Directors

As permitted by the Delaware General Corporation Law (“DGCL”), the Company’s Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director or officer.  Liability is not eliminated for (i) any breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

Delaware Law

The Company is subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203, generally, as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless:  (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder.  A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

Nathan’s Famous, Inc. maintains a directors and officers insurance and company reimbursement policy.  The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses Nathan’s Famous, Inc. for such loss for which Nathan’s Famous, Inc. has lawfully indemnified the directors and officers.  The policy contains various exclusions, none of which relate to the offering hereunder.  Nathan’s Famous, Inc. also has agreements with its directors and officers providing for the indemnification thereof under certain circumstances.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

4.1	2010 Stock Incentive Plan (Incorporated by reference to Exhibit A to Proxy Statement on Schedule 14A dated June 23, 2010).
*5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP as to the legality of the stock covered by this registration statement.
*23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.
*23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in exhibit 5.1).
*24.1	Powers of Attorney, included on the signature page to this Registration Statement.
____________

*	Filed herewith.

Item 9.	Undertakings.

A.           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)
That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Jericho, State of New York, on the 4th day of November, 2011.

NATHAN’S FAMOUS, INC.
(Registrant)

By:	/s/ Eric Gatoff
Eric Gatoff Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Eric Gatoff and Ronald DeVos his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Eric Gatoff	Chief Executive Officer (Principal Executive Officer)	November 4, 2011
Eric Gatoff
/s/ Howard M. Lorber	Executive Chairman	November 4, 2011
Howard M. Lorber
/s/ Wayne Norbitz	President, Chief Operating Officer and Director	November 4, 2011
Wayne Norbitz
/s/ Ronald G. DeVos	Vice-President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2011
Ronald G. DeVos
/s/ Donald L. Perlyn	Executive Vice President and Director	November 4, 2011
Donald L. Perlyn
/s/ Robert J. Eide	Director	November 4, 2011
Robert J. Eide
/s/ Barry Leistner	Director	November 4, 2011
Barry Leistner
/s/ Brian Genson	Director	November 4, 2011
Brian Genson
/s/ Attilio F. Petrocelli	Director	November 4, 2011
Attilio F. Petrocelli
/s/ Charles Raich	Director	November 4, 2011
Charles Raich

EXHIBIT INDEX

4.1	2010 Stock Incentive Plan (Incorporated by reference to Exhibit A to Proxy Statement on Schedule 14A dated June 23, 2010).
*5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP as to the legality of the stock covered by this registration statement.
*23.1	Consent of Grant Thornton LLP, independent registered public accounting firm.
*23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (included in exhibit 5.1).
*24.1	Powers of Attorney, included on the signature page to this Registration Statement.
____________

*	Filed herewith.